Exhibit 10.2

MILLIPORE

October 11, 2004

Dr. Martin Madaus

12481 Silver Bay Circle

Indianapolis, IN 46236

Dear Dr. Madaus:

It is with great pleasure that I write to offer you formally the Chief Executive Officer position at Millipore Corporation. We also plan to elect you to the Board of Directors at the first Board meeting following the announcement of your joining Millipore. It was the unanimous decision of the non-executive officer members of the Board of Directors that you will make an excellent leader of the company.

In addition to the benefit programs which were sent to you by our general counsel, Jeffrey Rudin, the following summarizes the compensation package which we have discussed with you previously:

Salary—$600,000 per annum

Bonus—subject to Board discretion and achievement of corporate and personal goals, generally on the order of 65% of salary per annum

Options—150,000 options to be awarded on joining the company with an exercise price equal to the closing price of the company’s stock on the preceding day; an annual ‘equity’ award will also be part of the compensation package but the form of instrument (option/restricted stock etc) is under review.

Forfeited Roche compensation—It is our objective to make you whole for any Roche compensation forfeited by your decision to accept our offer. While this amount is not currently determinable, we will pay you in cash for the forfeited value of any awards vesting in December, 2004 and February, 2005 and in options or restricted stock for the forfeited value of any awards vesting in February, 2006.

Severance Agreement and Change of Control Agreement—The company will execute its current CEO severance agreement and change of control agreement (copies of which have been provided to you) on your first day of employment.

Relocation Benefits—We will pay any costs of relocation including the friction costs of selling your existing home in Indiana and buying a new one in Massachusetts. We will not however purchase your home nor act as a lender in helping you finance the purchase of a new one.

Start Date—We obviously would prefer for you to start as soon as possible but understand that you are subject to a contractual 3 month notice period. We understand that the ultimate start date will be determined by negotiation with Roche but in no event will be later than February 1, 2005. We ask only that you attempt to minimize our costs while accelerating your arrival at Millipore.

Drug Testing—It is the company’s policy that all new hires undergo drug screening prior to commencing employment. We will provide the pertinent testing information to you after your appointment has been announced.

Please indicate your acceptance of this offer by signing, dating and returning one fully executed copy of this letter to Jeffrey Rudin at Millipore.

Sincerely,

/s/ Maureen Hendricks/J.R.
Maureen Hendricks

/s/ Martin Madaus	10-14-04
Dr. Martin Madaus	Date